Exhibit 99.1

Perry Ellis International, Inc. Reports Record Year

End and 4th Quarter Revenue; Net Income Increases 59%

for the Fiscal Year

Business Editors

MIAMI—(BUSINESS WIRE)—March 22, 2005—Perry Ellis International, Inc. (NASDAQ:PERY) today reported record total revenue for the year ended January 31, 2005 of $656.6 million, an increase of $150.7 million, or 30%, over the prior fiscal year end. The increase for the year reflects approximately $71 million of strong organic growth in the company’s core wholesale operations as well as approximately $80 million due to the Salant acquisition completed in June 2003.

Net income for the fiscal year ended January 31, 2005 increased 59% to $21 million from $13.2 million in the prior fiscal year. Diluted earnings per share for the fiscal year ended January 31, 2005 was $2.15 compared to diluted earnings per share of $1.59 in the prior fiscal year. Prior year results of $1.59 per diluted share include $7.3 million of pre tax charges ($0.56 per share) of debt extinguishment costs. During fiscal 2005, the company’s diluted earnings per share were impacted by the increase in weighted average shares outstanding for the year to 9.7 million shares for the fiscal year ended January 31, 2005 from 8.3 million shares in the prior fiscal year as a result of the Salant acquisition and a secondary equity offering in May 2004.

For the fourth quarter ended January 31, 2005, Perry Ellis reported total revenue of $172.1 million, an increase of $26.7 million, or 18.3%, over the $145.4 million reported in the same period a year ago. This increase in revenue was driven primarily by organic growth in the company’s core wholesale and Perry Ellis divisions. Net income for the 4th quarter of fiscal 2005 was $8.2 million, or $0.83, per diluted earnings per share compared to $8.5 million, or $0.93, per diluted earnings per share in the 4th quarter of fiscal 2004. This decrease is a result of the increased number of shares from the secondary stock offering in May of 2004.

George Feldenkreis, Chairman and Chief Executive Officer commented: “We are extremely pleased that we were able to report another year of both record revenue and earnings. Our diversification strategy enabled us to exploit opportunities in several channels of distribution, enhancing the value of Perry Ellis International and producing strong increases in revenue and earnings. We are working on integrating our recent Tropical Sportswear acquisition and remain comfortable with our revenue estimates of $890 to $910 million and our earnings per share estimates of $2.25 to $2.35 for the 2006 fiscal year.”

Oscar Feldenkreis, President and Chief Operating Officer added: “The retail market continues to consolidate at a very fast pace. We are cautiously optimistic that forthcoming changes will have a positive impact on our business, but it is too early to predict. In the meantime, we continue to strengthen our marketing and merchandising efforts, as we also focus on improving our operations. The recent Tropical Sportswear asset purchase will strengthen our position as a key bottoms supplier and will increase our brand penetration with our retail partners.”

About Perry Ellis International

Perry Ellis International, Inc. is a leading designer, distributor and licensor of a broad line of high quality men’s and women’s apparel, accessories, and fragrances, including dress and casual shirts, golf sportswear, sweaters, dress and casual pants and shorts, jeans wear, active wear and men’s and women’s swimwear to all major levels of retail distribution. The company, through its wholly owned subsidiaries, owns a portfolio of highly recognized brands including Perry Ellis®, Jantzen®, Cubavera®, Munsingwear®, John Henry®, Original Penguin®, Grand Slam®, Natural Issue®, Pro Player®, the Havanera Co.®, Axis®, and Tricots St. Raphael®. The company also licenses trademarks from third parties including Nike® for swimwear, and PING® and PGA TOUR® for golf apparel. Additional information on the company is available at http://www.pery.com.

Safe Harbor Statement

Forward-looking statements (statements which are not historical facts) in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The actual results of Perry Ellis could differ materially from those expressed or indicated by forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, a significant decrease in business from or loss of any of Perry Ellis’ major customers, the effectiveness of Perry Ellis’ planned advertising, marketing and promotional campaigns, the ability of Perry Ellis to contain costs, disruption in the supply chain, general economic conditions, Perry Ellis’ future capital needs and ability to obtain financing, changes in fashion trends and consumer acceptance of both new designs and newly introduced products, ability to predict consumer preferences, anticipated trends and conditions in Perry Ellis’ industry, including future consolidation, the seasonality of Perry Ellis’ swimwear business, termination or non-renewal of any material license agreements to which Perry Ellis is a party, ability to integrate businesses, trademarks, trade names and licenses, including Salant, the level of consumer spending for apparel and other merchandise, exposure to foreign currency risk, possible disruption in commercial activities due to terrorist activity and armed conflict and other factors, including those set forth in Perry Ellis’ filings with the Securities and Exchange Commission. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including those risks and uncertainties detailed in Perry Ellis’ filings with the SEC. Any forward-looking statements speak only as of the day hereof and Perry Ellis disclaims any intent or obligation to update the same.

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s)

BALANCE SHEET DATA:

	As of
	January 31, 2005	January 31, 2004
Assets
Current assets:
Cash and cash equivalents	$5,398	$1,011
Accounts receivable, net	134,918	115,678
Inventories, net	115,730	110,910
Deferred income taxes	10,689	9,621
Prepaid income taxes	1,268	5,002
Other current assets	7,748	6,418

Total current assets	275,751	248,640

Property and equipment, net	48,978	39,093
Intangible assets, net	160,885	152,266
Deferred income taxes	13,177	28,591
Other assets	16,578	11,811

Total assets	$515,369	$480,401

Liabilities and stockholders’ equity
Current liabilities:

Accounts payable	$47,901	$29,511
Accrued expenses	13,913	16,350
Accrued interest	4,800	3,740
Unearned revenues	1,036	984
Other current liabilities	3,119	5,124

Total current liabilities	70,769	55,709

Long term liabilities:

Senior subordinated notes payable	151,518	150,454
Senior secured notes payable	58,828	60,389
Senior credit facility	10,771	34,715
Real estate mortgage	11,533	11,600
Lease payable long term	381	—
Deferred pension obligation	15,617	15,734

Total long term liabilities	248,648	272,892

Total liabilities	319,417	328,601

Minority interest	1,384	917

Stockholders’ equity:

Preferred stock	—	—
Common stock	95	85
Additional paid in capital	87,544	66,074
Retained earnings	106,297	85,335
Accumulated other comprehensive income	632	322

Total	194,568	151,816

Common stock in treasury	—	(933)

Total stockholders’ equity	194,568	150,883

Total liabilities and stockholders’ equity	$515,369	$480,401

PERRY ELLIS INTERNATIONAL, INC. AND SUBSIDIARIES

SELECTED FINANCIAL DATA (UNAUDITED)

(amounts in 000’s, except per share information)

INCOME STATEMENT DATA:

	Three Months Ended January 31,		Year Ended January 31,
	2005	2004	2005	2004
Revenues
Net sales	$165,905	$140,311	$633,774	$484,198
Royalty income	6,186	5,077	22,807	21,718

Total revenues	172,091	145,388	656,581	505,916
Cost of sales	117,224	94,764	448,531	338,781

Gross profit	54,867	50,624	208,050	167,135
Operating expenses
Selling, general and administrative expenses	36,218	32,902	153,282	117,300
Depreciation and amortization	1,833	821	6,557	5,043

Total operating expenses	38,051	33,723	159,839	122,343

Operating income	16,816	16,901	48,211	44,792
Costs on early extinguishment of debt	—	—	—	7,317
Interest expense	3,753	3,631	14,575	16,414

Income before minority interest and income taxes	13,063	13,270	33,636	21,061
Minority interest	133	(26)	467	214
Income tax provision	4,715	4,811	12,207	7,695

Net income	$8,215	$8,485	$20,962	$13,152

Net income per share
Basic	$0.87	$1.00	$2.30	$1.71

Diluted	$0.83	$0.93	$2.15	$1.59

Weighted average number of shares outstanding
Basic	9,457	8,463	9,123	7,683
Diluted	9,941	9,153	9,732	8,296

CONTACT:	Perry Ellis International, Inc., Miami
Rosemary Trudeau, 305-873-1294
rosemary.trudeau@pery.com